STATE OF NEVADA

ROSS MILLER
Secretary of State	Commercial Recordings Division
202 N. Carson Street
Carson City, NV 89701-4069
SCOTT W. ANDERSON	Telephone (775) 684-5708
Deputy Secretary	Fax (775) 684-7138
for Commercial Recordings

OFFICE OF THE
SECRETARY OF STATE

INCORP SERVICES, INC.	Job:C20101005-2165
2360 CORPORATE CIRCLE STE 400	October 5, 2010
HENDERSON, NV 89074-7722

Special Handling Instructions:
EMAILED 10/05/10 - RSS

Charges
Description	Document Number	Filing Date/Time	Qty	Price	Amount
Amendment	20100750563-29	10/5/2010 11:40:46 AM	1	$175.00	$175.00
24 Hour Expedite	20100750563-29	10/5/2010 11:40:46 AM	1	$125.00	$125.00
Total					$300.00

Payments
Type	Description	Amount
Credit	004469|10100558304309	$300.00
Total		$300.00
		Credit Balance: $0.00

Job Contents:
File Stamped Copy(s): 1

INCORP SERVICES, INC.
2360 CORPORATE CIRCLE STE 400
HENDERSON, NV 89074-7722

10/02/2010 17:50 2279847 LAPENDERIE PAGE 02

Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

Filed in the office of	Document Number 20100750563-29
Ross Miller Secretary of State State of Nevada	Filing Date and Time 10/05/2010 11:40 AM
	Entity Number E0155692010-3

USE BLACK INK ONLY - DO NOT HIGHLIGHT

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:
Future Energy, Corp.

2. The articles have been amended as follows: (provide article numbers, if available)

3. Authorized Stock
The aggregate number of shares that the Corporation will have authority to issue is Three Hundred Million (300,000,000), of which Two Hundred Million (200,000,000) shares will be common stock, with a par value of $0.001 per share ("Common Stock"), and One Hundred Million (100,000,000) shares will be preferred stcok, with a par value of $0.001 per share ("Preferred Stock").

SEE SCHEDULE A

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 100%

4. Effective date of filing: (optional)
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X
Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees

Nevada Secretary of State Amend Profit-After
Revised: 3-6-09

SCHEDULE A
TO
CERTIFICATE OF AMENDMENT TO
ARTICLES OF INCORPORATION
OF
FUTURE ENERGY, CORP.

3. Authorized Stock (continued)

The Preferred Stock may be divided into and issued in series. The Board of Directors of the Corporation is authorized to divide the authorized shares of Preferred Stock into one or more series, each of which shall be so designated as to distinguish the shares thereof from the shares of all other series and classes. The Board of Directors of the Corporation is authorized, within any limitations prescribed by law and this Article, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of Preferred Stock including but not limited to the following.

(a) The rate of dividend, the time of payment of dividends, whether dividends are cumulative, and the date from which any dividends shall accrue;

(b) Whether shares may be redeemed, and, if so, the redemption price and the terms and conditions of redemption;

(c) The amount payable upon shares in the event of voluntary or involuntary liquidation;

(d) Sinking fund or other provisions, if any, for the redemption or purchase of shares;

(e) The terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion;

(f) Voting powers, if any, provided that if any of the Preferred Stock or series thereof shall have voting rights, such Preferred Stock or series shall vote only on a share for share basis with the Common Stock on any matter, including but not limited to the election of directors, for which such Preferred Stock or series has such rights; and

(g) Subject to the foregoing, such other terms, qualifications, privileges, limitations, options, restrictions, and special or relative rights and preferences, if any, of shares or such series as the Board of Directors of the Corporation may, at the time so acting, lawfully fix and determine under the laws of the State of Nevada.

The Corporation shall not declare, pay or set apart for payment any dividend or other distribution (unless payable solely in shares of Common Stock or other class of stock junior to the Preferred Stock as to dividends or upon liquidation) in respect of Common Stock, or other class of stock junior to the Preferred Stock, nor shall it redeem, purchase or otherwise acquire for consideration shares of any of the foregoing, unless dividends, if any, payable to holders of Preferred Stock for the current period (and in the case of cumulative dividends, if any, payable to holders of Preferred Stock for the current period and in the case of cumulative dividends, if any, for all past periods) have been paid, are being paid or have been set aside for payment, in accordance with the terms of the Preferred Stock, as fixed by the Board of Directors.

In the event of the liquidation of the Corporation, holders of Preferred Stock shall be entitled to receive, before any payment or distribution on the Common Stock or any other class of stock junior to the Preferred Stock upon liquidation, a distribution per share in the amount of the liquidation preference, if any, fixed or determined in accordance with the terms of such Preferred Stock plus, if so provided in such terms, an amount per share equal to accumulated and unpaid dividends in respect of such Preferred Stock (whether or not earned or declared) to the date of such distribution. Neither the sale, lease or exchange of all or substantially all of the property and assets of the Corporation, nor any consolidation or merger of the Corporation, shall be deemed to be a liquidation for the purposes of this Article.

Additional Provisions

8. Board of Directors

Vacancies. Any vacancies in the Board of Directors for any reason, and any directorships resulting from any increase in the number of directors, may be filled by the Board of Directors, acting by a majority of the directors then in office, although less than a quorum, and any directors so chosen will hold office during the remainder of the term of office of the resigning director.

9. Acquisition of Controlling Interest

The Corporation elects not to be governed by NRS 78.378 to 78.3793, inclusive.

10. Combinations with Interested Stockholders

The Corporation elects not to be governed by NRS 78.411 to 78.444, inclusive.

11. Liability

To the fullest extent permitted by NRS 78, a director or officer of the Corporation will not be personally liable to the Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, provided that this article will not eliminate or limit the liability of a director or officer for:

(a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or

(b) the payment of distributions in violation of NRS 78.300, as amended.

Any amendment or repeal of this Article 11 will not adversely affect any right or protection of a director of the Corporation existing immediately prior to such amendment or repeal.

12. Indemnification

(a) Right to Indemnification. The Corporation will indemnify to the fullest extent permitted by law any person (the "Indemnitee") made or threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (whether or not by or in the right of the Corporation) by reason of the fact that he or she is or was a director of the Corporation or is or was serving as a director, officer, employee or agent of another entity at the request of the Corporation or any predecessor of the Corporation against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys' fees and disbursements) that he or she incurs in connection with such action or proceeding.

(b) Inurement. The right to indemnification will inure whether or not the claim asserted is based on matters that predate the adoption of this Article 12, will continue as to an Indemnitee who has ceased to hold the position by virtue of which he or she was entitled to indemnification, and will inure to the benefit of his or her heirs and personal representatives.

(c) Non-exclusivity of Rights. The right to indemnification and to the advancement of expenses conferred by this Article 12 are not exclusive of any other rights that an Indemnitee may have or acquire under any statute, bylaw, agreement, vote of stockholders or disinterested directors, these Articles of Incorporation or otherwise.

(d) Other Sources. The Corporation's obligation, if any, to indemnify or to advance expenses to any Indemnitee who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or other entity will be reduced by any amount such Indemnitee may collect as indemnification or advancement of expenses from such other entity.

(e) Advancement of Expenses. The Corporation will, from time to time, reimburse or advance to any Indemnitee the funds necessary for payment